Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF APRIL 5, 2018

BALANCE SHEETS AND

POST-FIFTEENTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON – CHIEF FINANCIAL OFFICER
277 PARK AVENUE
46th FLOOR
NEW YORK, NY 10172

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 27, 2018

Quarterly Financial Report as of April 5, 2018 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of April 5, 2018 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed (“Commencement Date”)
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
BNC Mortgage LLC	09-10137	1/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009

The following Debtors’ chapter 11 cases were closed in 2016 and 2018, pursuant to final decrees entered by the Bankruptcy Court (Docket No. 51920, No. 54163, and No. 58257):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016
East Dover Limited	08-13908	10/5/2008	12/15/2016
Luxembourg Residential Properties Loan Finance S.a.r.l.	09-10108	1/7/2009	12/15/2016
Merit LLC	09-17331	12/14/2009	12/15/2016
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008	06/14/2018
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008	06/14/2018
Lehman Scottish Finance L.P.	08-13904	10/5/2008	06/14/2018
LB Rose Ranch LLC	09-10560	2/9/2009	06/14/2018

Quarterly Financial Report as of April 5, 2018 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, and Post-Fifteenth Distribution Cash Flow Estimates (the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Reflects activities through April 5, 2018, including the fifteenth Plan Distribution (“D15”);

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals; and

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities; and

•	investment grade corporate bonds and commercial paper.

As of April 5, 2018, substantially all of the Company’s short-term investments were scheduled to mature by September 30, 2018.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of April 5, 2018:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$163	$363	$—	$99	$625	$—	$625
Secured, Admin, Priority Claims and Other	36	25	4	12	76	—	76

Subtotal, Claims Reserves	199	387	4	112	702	—	702

Operating Expenses (2)	119	32	7	4	163	4	167
Incentive Fees (2)	57	4	5	2	68	—	68
Other	27	—	0	—	27	28	55

Total	$402	$424	$16	$118	$959	$32	$991

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the fifteenth Plan Distribution on April 5, 2018.

(2)	Represents reserves for estimated future operating expenses and incentive fees. As the Company cannot definitively specify a date for the final termination of its activities, particularly litigation-related activities, estimates for future operating expenses are subject to change.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of April 5, 2018 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of December 31, 2017:

		Activity 01/01/18—04/05/18
$ in millions	Inventory as of December 31, 2017	Recovery Value Change (1)	Cash Activities (2)	Inventory as of April 5, 2018
Commercial Real Estate
Debtors:
Lehman Commercial Paper Inc.	48	(0)	0	48

Subtotal Debtors	48	(0)	0	48
Debtor-Controlled	10	2	(0)	12

Total Commercial Real Estate	58	2	0	60

Residential Real Estate and Other
Debtors:
Lehman Brothers Holdings Inc.	3	20	(13)	11
Lehman Commercial Paper Inc.	16	7	(7)	15

Subtotal Debtors	19	27	(20)	26
Debtor-Controlled	0	0	(0)	—

Total Residential Real Estate and Other	19	27	(20)	26

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	6	(0)	(3)	3
Lehman Commercial Paper Inc.	3	0	(3)	—

Subtotal Debtors	9	(0)	(6)	3
Debtor-Controlled	95	(1)	(8)	85

Total Private Equity / Principal Investments	104	(1)	(14)	88

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	50	31	(14)	67

Subtotal Debtors	50	31	(14)	67
Debtor-Controlled	0	0	—	0

Total Derivative Receivables and Related Assets	50	32	(14)	67

Totals	$231	$59	$(49)	$241

(1)	Represents adjustments to recovery values based on changes in market prices, realized gains or losses from assets sales above or below previously recorded recovery values, and/or changes in assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes real estate owned properties, equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

Residential Real Estate and Other

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Mortgage Sellers litigation in Note 12 – Legal Proceedings, for additional information) are excluded from estimated recovery values, as the outcomes, which are subject to litigation, are uncertain and contingent upon various legal factors outside of the Company’s control.

Between December 31, 2017 and April 5, 2018, the Company (i) monetized $20 million of inventory, and (ii) increased the estimated recovery value for the portfolio by $27 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity direct investments in companies, and general partner and limited partner interests in investment funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Between December 31, 2017 and April 5, 2018, the Company monetized $14 million of inventory.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Derivative Assets and Derivative Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 12 – Legal Proceedings, estimated recoveries are recorded at zero unless the Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts.

Resolved derivative claims are recorded in Liabilities Subject to Compromise at values agreed by the Company. Estimates for unresolved derivatives claims are not recorded in the Balance Sheets.

Derivative claims recorded by LBSF include LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of the Disclosure Statement).

Between December 31, 2017 and April 5, 2018, the Company (i) collected $14 million, and (ii) increased the estimated recovery value for the portfolio by $32 million, primarily as a result of settlements related to special purpose vehicles. As these settlements relate to derivative litigation actions, the estimated recoveries for these matters had been recorded at zero in prior Quarterly Financial Reports.

As of April 5, 2018, the Company estimated aggregate Derivative liabilities, before any distributions, at $23 billion.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $176 million related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $346 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of April 5, 2018:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total
Secured Notes (1)	$—	$—	$—	$42	$42	$69	$111
Fundings and other activities (2)	50	0	0	4	54	12	66

Receivables from Debtors and Debtor-Controlled Entities	50	0	0	45	95	81	176

Receivable related to Fenway (3)	79	—	—	—	79	—	79
Affiliate Claims (4)	186	—	9	0	196	0	196
Receivable from Brookfield (5)	52	—	—	—	52	—	52
Other	8	0	(0)	0	8	11	19

Total Other Assets	325	0	9	1	335	11	346

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$375	$0	$9	$46	$430	$92	$522

(1)	Includes:

(i)	a loan to LBHI from a Debtor-Controlled Entity of $69 million, secured by LBHI assets; and

(ii)	a loan to LCPI from LBCC of $42 million, secured by LCPI assets.

(2)	Includes $50 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations.

(3)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $151 million of payments received by LBHI as a result of Plan Distributions.

(4)	Represents $196 million of claims against Non-Controlled Affiliates acquired through settlements with third parties valued at estimated recoveries, net of distributions. The largest components of Affiliate Claims, at the admitted claim amounts prior to distributions, are shown below:

in millions	Local Currency	Admitted Claims in Local Currency
Lehman Brothers Finance S.A.	CHF	720
Lehman Brothers Limited	GBP	66
Storm Funding Ltd	GBP	1,783
Lehman Brothers International (Europe)	GBP	36

(5)	Represents a receivable from Brookfield that was recorded as a result of the Lehman Brothers U.K. Holdings (Delaware) Inc. (“LUK”) and Lehman Pass-Through Securities Inc. (“LPTSI”) Stock and Note Sale in August 2017. Refer to Note 7 – Investments in Affiliates, LUK and LPTSI Stock and Note Sale, for additional information.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI, then allocated on a quarterly basis to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio, and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among Debtors based on outstanding unresolved claims and estimated future distributions.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 7 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc. (“ALI”)), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs related to litigation, wind down and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

LUK and LPTSI Stock and Note Sale

Pursuant to an agreement among LBHI, LPTSI, LUK, and Brookfield Asset Management Inc. and certain of its affiliates (“Brookfield”), on August 10, 2017, (the “LUK and LPTSI Sale”) Brookfield acquired from LBHI (i) 45% of LBHI’s equity in LUK and LTPSI and (ii) approximately $225 million in unsecured receivables from LUK and LPTSI. The agreement provided for, among other things, payment to LBHI of $485 million, up to an additional $80 million of contingent, deferred consideration based on LUK’s future collection on LUK’s claims against a Non-Controlled Affiliate, and the transfer to LBHI of LUK’s claims against the Non-Controlled Affiliate under certain circumstances. LUK and LPTSI each hold a portfolio of investment assets, including but not limited to, interests in commercial real estate, private equity investments, and receivables from affiliates.

In August 2017, LBHI received the $485 million.

In September 2017, LBHI received $28 million of the maximum $80 million contingent, deferred consideration.

On August 31, 2017, LUK and LPTSI each filed a chapter 11 petition in the Bankruptcy Court. The cases were consolidated under chapter 11 case number 17-12442 (SCC).

In January 2018, each party holding claims or interests in the voting classes voted to accept the Joint Chapter 11 Plan of Lehman Brothers U.K. Holdings (Delaware) Inc. and Lehman Pass-Through Securities Inc. (the “LUK and LPTSI Plan”).

On March 8, 2018, the Bankruptcy Court approved the LUK and LPTSI Plan, and the two entities successfully emerged from chapter 11.

As a result of LUK and LPTSI’s emergence from bankruptcy, LBHI converted its equity interests to preferred stock in each company. On March 15, 2018, LBHI redeemed approximately $343 million of preferred stock, thereby reducing its investment in LUK and LPTSI to $78 million.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of April 5, 2108, and the related activity since the previously filed Quarterly Financial Report as of December 31, 2017:

		Activity 1/1/18—4/5/18
$ in millions	As of December 31, 2017	Cash Receipts	Cash Distributions	Claim Assignments (1)	Other	As of April 5, 2018
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$19,245	$(398)	$—	$620	$89	$19,555
Lehman Commercial Paper Inc.	5,224	(620)	—	2,137	(21)	6,720
Lehman Brothers Special Financing Inc.	417	(81)	—	—	25	362
Other Debtors	397	(1)	—	(395)	(1)	0

Subtotal Debtors	25,284	(1,101)	—	2,361	92	26,637

Debtor-Controlled	2,412	(1)	—	(2,410)	(0)	0

Total	$27,696	$(1,102)	$—	$(49)	$92	$26,637

Due To Controlled (2)
Debtors:
Lehman Brothers Holdings Inc.	$3,867	$—	$(23)	$(209)	$(0)	$3,636
Lehman Commercial Paper Inc.	2,955	—	—	—	(5)	2,950
Lehman Brothers Special Financing Inc.	10,127	—	(62)	140	(26)	10,179
Other Debtors	411	—	(420)	—	120	111

Subtotal Debtors	17,360	—	(505)	(69)	89	16,875

Debtor-Controlled	10,231	—	(593)	—	3	9,642

Total	$27,592	$—	$(1,098)	$(69)	$92	$26,517

(1)	Claim Assignments, net of distributions, primarily includes (i) the assignment of claims against LBHI by Lehman ALI Inc. to LCPI and LBHI of approximately of $2,209 million and $130 million, respectively, as a result of corporate restructuring activities, (ii) the sale of LBCS claims against LBSF to LBHI of $350 million, (iii) purchase by LBHI of $140 million of claims against LBSF from Lehman Brothers Japan Inc. and Sunrise Finance Co. Ltd, and (iv) assignment of the post-petition interest claim against LBCC in lieu of a partial redemption of preferred shares issued by LUK to LBHI.

(2)	“Due to Controlled” from Debtors balances are reflected in Liabilities Subject to Compromise on the April 5, 2018 Balance Sheets.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of April 5, 2018:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$172	$(10,179)	$3,016	$(2,769)	$0	$(111)	$3,187	$(13,058)
LB Special Financing Inc	10,179	(172)	—	—	0	(181)	0	0	10,179	(353)
Lehman Commercial Paper Inc	2,769	(3,016)	181	(0)	—	—	—	0	2,950	(3,016)
Structured Asset Securities Corp	52	—	—	—	—	—	—	—	52	—
LB Commodity Services Inc	59	(0)	—	(0)	—	(0)	—	(0)	59	(0)
LB Commercial Corporation	(0)	(0)	(0)	—	(0)	—	0	—	(0)	(0)
LB OTC Derivatives Inc	0	—	0	—	—	—	—	—	0	—
Other Debtors	0	—	0	—	—	—	0	(0)	0	(0)
RACERS Claims (1)	569	—	—	—	—	—	—	—	569	—

Total Debtors	$13,627	$(3,187)	$353	$(10,179)	$3,016	$(2,950)	$0	$(111)	$16,996	$(16,427)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	—	—	—	1,934	—	0	—	1,934	—
LB I Group Inc:
LB I Group Inc (PCO)	1,532	—	6	—	43	—	(0)	—	1,582	—
LB Offshore Partners Ltd	341	—	—	—	1	—	0	—	342	—
DL Mortgage Corp	—	0	0	—	747	—	—	—	748	0
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	785	0	—	—	—	—	—	0	785	0
Other:
Pami Ali LLC	1,754	(0)	1	—	980	—	—	—	2,734	(0)
Luxembourg Finance S.a.r.l.	167	—	—	—	—	—	—	—	167	—
Real Estate Private Equity Inc	628	—	—	—	—	—	—	—	628	—
SMF No.1 Limited	142	—	—	—	—	—	—	—	142	—
Repe LBREP LP, LLC	185	—	—	—	—	—	—	—	185	—
Lehman Brothers Global Services Inc.	49	—	—	—	—	—	—	—	49	—

Claims held by third parties (2)	—	(448)	—	—	—	—	—	—	—	(448)

Other	345	—	1	—	—	—	—	(0)	346	(0)

Total Debtor-Controlled Entities	$5,928	$(448)	$9	$—	$3,704	$—	$0	$0	$9,641	$(448)

Total	$19,555	$(3,635)	$362	$(10,179)	$6,720	$(2,950)	$0	$(111)	$26,637	$(16,875)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

(2)	“Claims held by third parties” represent claims, net of distributions, originally held by LUK.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of April 5, 2018:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$—	$(0)	$(0)	$(1,873)	$(0)	$(785)	$0	$(1,921)
Lehman Commercial Paper Inc.	—	(1,934)	—	(791)	—	—	—	(980)
Lehman Brothers Special Financing Inc.	—	—	—	(7)	—	—	2	(1)

Total Debtors	$—	$(1,934)	$(0)	$(2,671)	$(0)	$(785)	$2	$(2,901)

Debtor-Controlled:
314 Commonwealth Ave Inc	$45	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	0	—	—	(45)	174	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	218	—
LB I Group Inc.	—	—	—	—	—	—	—	(292)
Pami ALI LLC	—	(174)	292	—	—	—	(2)	—
Other	—	(0)	28	(25)	(0)	0	3	(1,574)

Total Debtor-Controlled Entities	$45	$(174)	$319	$(25)	$(0)	$(45)	$393	$(1,866)

Total	$45	$(2,108)	$319	$(2,696)	$(0)	$(830)	$395	$(4,767)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$1,101	$—
LB UK RE Holdings Limited	—	—	—	—	7	—	—	—
Other	0	—	0	(1)	—	—	138	(26)

Total	$0	$—	$0	$(1)	$7	$—	$1,239	$(26)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of April 5, 2018, and the related activity since the previously filed Quarterly Financial Report as of December 31, 2017:

		Activity 1/1/18 - 4/5/18
$ in millions	As of December 31, 2017	Cash Receipts	Cash Distributions	Claim Assignments (1)	Other (2)	As of April 5, 2018
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$16,864	$(118)	$—	$4	$448	$17,198
Lehman Commercial Paper Inc.	135	—	—	—	(1)	134
Lehman Brothers Special Financing Inc.	684	(5)	—	—	(0)	679
Other Debtors	265	(11)	—	—	(6)	249

Subtotal Debtors	17,949	(134)	—	4	441	18,260

Debtor-Controlled	139	—	—	—	1,107	1,246

Total Due From Controlled	$18,088	$(134)	$—	$4	$1,548	$19,506

Due To Non-Controlled (3)
Debtors:
Lehman Brothers Holdings Inc.	$32,214	$—	$(196)	$(148)	$(63)	$31,807
Lehman Commercial Paper Inc.	490	—	—	—	(28)	463
Lehman Brothers Special Financing Inc.	930	—	(5)	(140)	(2)	784
Other Debtors	1	—	(0)	—	0	1

Subtotal Debtors	33,636	—	(201)	(288)	(92)	33,054

Debtor-Controlled	27	—	—	—	0	28

	$33,663	$—	$(201)	$(288)	$(92)	$33,082

(1)	Claim Assignments, net of distributions, primarily includes (i) the purchase by LBHI of $148 million of claims against LBHI from Lehman Brothers Japan Inc., Lehman Brothers Holdings Japan Inc., Lehman Brothers Commercial Mortgage, and Sunrise Finance; and (ii) the purchase by LBHI of $140 million of claims against LBSF from Lehman Brothers Japan Inc. and Sunrise Finance.

(2)	Other includes (i) estimated recoveries on the “SLP3 Sub Rec”; (ii) estimated recoveries on statutory interest on LBIE claims and LBHI2 claim; and (iii) the positive impact of movements in foreign exchange rates of approximately $260 million, partially offset by the write off of $167 million related to the receipt of distributions from Bankhaus and Lehman Brothers Japan Inc.

(3)	“Due to Non-Controlled” balances from Debtors are included in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of April 5, 2018:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,084	$(22,166)	$650	$—	$—	$—	$102	$—	$2,836	$(22,166)
Lehman Brothers Finance S.A.	8,980	(679)	—	—	—	—	—	—	8,980	(679)
Lehman Brothers Bankhaus A.G.	0	—	—	0	—	—	(0)	—	(0)	0
LB UK RE Holdings Limited	673	—	—	—	—	—	—	—	673	—
Lehman Brothers (Luxembourg) S.A.	356	—	—	—	—	—	—	—	356	—
Thayer Properties Limited	183	—	—	—	—	(0)	—	—	183	(0)
LB (PTG) Ltd	116	—	—	—	—	—	—	—	116	—
LB Lease & Finance No.1 Ltd	0	—	—	—	—	—	—	—	0	—
LB (Luxembourg) Equity Finance S.A	35	—	—	—	—	—	—	—	35	—
Longmeade Limited	8	—	—	—	—	(23)	—	—	8	(23)
LB RE Financing No.2 Limited	0	—	—	—	—	—	—	—	0	—
Lehman Brothers Limited	—	(234)	—	(2)	—	(1)	—	(0)	—	(237)
Lehman Brothers International (Europe) (2)	389	(662)	—	(527)	—	—	—	—	389	(1,189)
Eldon Street Holdings Limited	—	(415)	—	—	—	(0)	—	(0)	—	(415)
LB RE Financing No.3 Limited	457	—	—	—	—	—	—	—	457	—
LB Holdings Intermediate 2 Ltd	—	(198)	—	—	—	—	—	—	—	(198)
Wood Street Investments Ltd	—	(178)	—	—	—	—	—	—	—	(178)
Storm Funding Ltd	—	(96)	—	(3)	—	(33)	—	—	—	(132)

Asia
Sunrise Finance Co. Ltd	1,023	—	—	—	—	—	—	—	1,023	—
LB Commercial Corp. Asia Limited	764	—	—	—	—	(1)	—	—	764	(1)
Lehman Brothers Holdings Japan Inc.	861	—	—	—	—	—	—	—	861	—
LB Asia Pacific (Singapore) PTE	270	—	—	—	—	—	—	—	270	—
Lehman Brothers Japan Inc.	0	—	—	—	—	—	(0)	—	(0)	—
LB Asia Capital Company	341	—	29	—	132	—	147	—	648	—
LB Investments PTE Ltd	254	—	—	—	—	—	—	—	254	—
LB Securities Asia Limited	0	(10)	—	—	—	—	—	—	0	(10)

Other
Claims held by third parties (3)	—	(7,064)	—	(183)	—	(385)	—	(0)	—	(7,632)
Other	403	(105)	0	(68)	2	(20)	—	(1)	406	(194)

Total	$17,198	$(31,807)	$679	$(784)	$134	$(463)	$249	$(1)	$18,260	$(33,054)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	LBHI owns allowed claims against LBIE in the aggregate face amount of £644 million.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(3)	“Claims held by third parties” represent claims against Debtors, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including:

($ in millions)
Original creditor	LBHI	LBSF	LCPI	Total
Lehman Brothers Bankhaus A.G.	$ (4,806)	$ (104)	$ (257)	$ (5,166)
Lehman Brothers Securities NV	(493)	(44)	—	(537)
Storm Funding Ltd	(511)	—	—	(511)
LB Asia Capital Company	(398)	—	—	(398)
Lehman Re Limited	(278)	(15)	(87)	(381)
LB Securities Asia Limited	(126)	—	—	(126)
Lehman Brothers Asia Limited	(119)	—	—	(119)
Lehman Brothers Futures Asia Limited	(56)	—	—	(56)
Lehman Brothers Asia Holdings Limited	—	(21)	(41)	(62)
LB (Luxembourg) Equity Finance S.A.	(84)	—	—	(84)
Lehman Brothers International (Europe)	(54)	—	—	(54)
Other	(139)	—	—	(139)

Total Claims held by third parties	$(7,064)	$(183)	$(385)	$(7,632)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims (including statutory interest paid to date), collections to date from Non-Controlled Affiliates, and aggregate estimated remaining recoveries (including statutory interest):

							Estimated Recoveries (5)
$ in millions	Local Currency	Admitted Claims in Local Currency	Collections To Date in Local Currency (3)	Admitted and Unsettled Filed Claims in USD (4)	Collections To Date in USD (3)	Net Receivables in USD	LBHI	Other Debtors	Debtor- Controlled Entities	Total
Europe
Lehman Brothers Finance S.A.	CHF	10,153	(1,521)	10,558	(1,579)	8,980
Lehman Brothers Treasury Co B.V.	USD	4,342	(1,619)	4,342	(1,619)	2,723
Lehman Brothers Treasury Co B.V. (1)	Various	—	—	113	—	113
LB UK RE Holdings Limited	GBP	1,188	(702)	1,664	(983)	680
Lehman Brothers (Luxembourg) S.A.	EUR	759	(468)	929	(573)	356
Lehman Brothers International (Europe)	GBP	646	(646)	1,299	(908)	391
LB RE Financing No. 3 Limited	GBP	353	(27)	495	(38)	457
LB Commercial Mortgage Conduit Ltd	GBP	240	(222)	336	(311)	25
Thayer Properties Limited	GBP	172	(41)	240	(57)	183
LB (PTG) Ltd	GBP	170	(87)	238	(122)	116
Lehman Brothers Holdings Plc	GBP	57	(26)	80	(37)	44
LB (Luxembourg) Equity Finance S.A	EUR	96	(67)	117	(82)	35
Longmeade Limited	GBP	43	(18)	60	(25)	35
Lehman Brothers Holdings Intermediate 2 Ltd	GBP	658	(658)	2,022	(921)	1,101
Other				300	(162)	138
Recoveries of Prior Guarantee Distributions (2)				—	—	—

Total Europe				34,523	(19,146)	15,377	1,511	21	1,056	2,588
Asia
Sunrise Finance Co. Ltd	JPY	234,022	(124,126)	2,178	(1,155)	1,023
Lehman Brothers Holdings Japan Inc.	JPY	178,617	(86,155)	1,662	(802)	861
LB Asia Capital Company	HKD	6,398	(1,312)	815	(167)	648
LB Asia Pacific (Singapore) PTE	USD	621	(352)	621	(352)	269
LB Commercial Corp. Asia Limited	HKD	14,769	(8,771)	1,882	(1,117)	764
LB Investments PTE Ltd	USD	543	(289)	543	(289)	254
GKI Development Inc.	KRW	103,363	(91,427)	98	(86)	11
Lehman Brothers Australia Ltd	AUD	111	(66)	85	(51)	34
Sail Investor PTE Ltd	USD	63	(60)	63	(60)	3
Other				11,159	(10,898)	261

Total Asia				22,455	(18,326)	4,129	155	1	0	157

Total				$56,977	$(37,472)	$19,506	$1,667	$22	$1,056	$2,745

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against LBT that were admitted in eight different currencies.

(2)	The Company expects certain Allowed Guarantee Claims against LBHI to be deemed satisfied in full based on future distributions or other consideration received by a creditor on the corresponding primary claims by the underlying primary obligor (refer to Note 11 – Liabilities Subject to Compromise for additional information).

(3)	“Collections to Date in Local Currency” and “Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(4)	“Admitted and Unsettled Filed Claims in USD” includes estimated recoveries on subordinated receivables and statutory interest.

(5)	Refer to Basis of Presentation in section “IV. Post—Fifteenth Distribution Cash Flow Estimates” herein for further information on the estimated recoveries from Non-Controlled Affiliates.

(6)	Other claims against Lehman Brothers Finance S.A., Bankhaus, LBT and LBIE, acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 6 – Receivables from Debtors and Debtors-Controlled Entities and Other Assets for additional information).

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its admitted senior claim of GBP 36.3 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 (by way of a capital contribution to the Joint Venture) and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion face as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of the LBIE estate.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim, Preferred Equity, and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to the Tier 1 Pool Threshold Amount;

(b)	For recoveries between the Tier 1 Pool Threshold Amount up to the Tier 2 Pool Threshold Amount, 70% to the Funds and 30% to LBHI2;

(c)	For recoveries between the Tier 2 Pool Threshold Amount up to the Tier 3 Pool Threshold Amount, 50% to the Funds and 50% to LBHI2; and

(d)	For recoveries above the Tier 3 Pool Threshold Amount, 25% to the Funds and 75% to LBHI2.

The “Tier 1 Pool Threshold Amount” is GBP 650 million. The “Tier 2 Pool Threshold Amount” is GBP 1.3 billion plus interest calculated at the simple rate of 2.25% from November 30, 2013. The “Tier 3 Pool Threshold Amount” is GBP 2.2 billion plus interest calculated at the simple rate of 4.25% from November 30, 2013. The final amounts due to the Company may be subject to adjustment contingent upon certain payout thresholds.

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Luxembourg Finance S.a.r.l. (“Lux Finance”) and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Lux Finance’s receivable from LBHI2 of $749 million (including $19 million of accrued interest) was formally admitted by the Administrators of LBHI2 in August 2017 as an unsecured claim for £515 million. Lux Finance received a payment of £658 million on September 6, 2017, which reflected payment of the unsecured claim in full plus statutory interest of £143 million. The Company has recorded additional accrued statutory interest that Lux Finance expects to receive from LBHI2 in the April 5, 2018 Balance Sheets.

•	Lehman Brothers Holdings Scottish LP 3 (“SLP3”) has receivables from LBHI2, which are contingent on the legal resolution of the relative ranking of sub-debt issued by LBHI2. As a result of estimated distributions to LBHI2 following the court sanction of the scheme of arrangement proposed by LBIE’s joint administrators, the Company has recorded in the April 5, 2018 Balance Sheets an estimate of the recoveries on SLP3’s $6.139 billion subordinated receivables from LBHI2 (“SLP3 Sub Rec”).

•	Currently, LBHI is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 9 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $176 million related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $93 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of April 5, 2018:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Secured Notes (1)	69	42	—	—	111	—	111
Fundings and other activities (2)	12	4	14	10	40	25	66

Payables to Controlled Affiliates	81	46	14	10	151	25	176

Distributions on Allowed Claims (not remitted)	4	0	0	0	4	—	4
Other	18	9	0	1	28	61	89

Total Other Liabilities	22	9	0	1	32	61	93

Total Payables to Controlled Affiliates and other liabilities	$103	$55	$14	$11	$183	$86	$269

Refer to Note 6 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote 1 through 2 explanations.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 10 – Taxes Payable

Taxes payable is an estimate of tax liabilities, net of the estimated impact of any refund claims, deposits and net operating losses (“NOL”). Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) (see below for further information).

As of April 5, 2018, the Company has recorded an estimate of $142 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities, net of expected refund claims. Between December 31, 2017 and April 5, 2018, the Company decreased its tax payable estimate by approximately $11 million as a result of further progress with global audits.

Debtor Allocation Agreement

The Debtor Allocation Agreement, which became effective on the Effective Date, addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state/local income taxes for pre-petition and post-petition years. Pursuant to the DAA, any tax receivables or payables related to pre-petition, consolidated group taxes, including the IRS refund, are treated as allowed pre-petition claims between LBHI and other Debtors and Debtor-Controlled Entities and subject to set-off or recoupment.

Net Operating Losses

The NOLs of the LBHI Tax Group (including Debtor-Controlled Entities) are subject to audit and adjustment by the IRS and primarily expire in or about 2028. Substantially all of the LBHI Tax Group’s current consolidated net operating loss carryovers are attributable to the Debtors. The Plan provides for an orderly liquidation of the Debtors. As previously disclosed in the Company’s Quarterly Financial Report as of March 31, 2012 [Docket No. 29731], the LBHI Tax Group received a private letter ruling from the IRS in connection with the Plan going effective that stated (i) the liquidation of the Debtors for U.S. federal income tax purposes may occur over an extended period, and (ii) the reduction of the LBHI Tax Group’s NOLs as a result of the discharge of debt pursuant to the Plan generally would not occur until completion of the liquidation. Upon completion of the liquidation of the Debtors, all remaining NOLs of the Debtors will be eliminated.

Tax Reform 2017

The financials include the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017. The final impact of the TCJA may differ from these estimates after further refinement of the Company’s calculations and additional guidance that may be issued by the U.S. Department of Treasury. As of the date of this filing, the Company does not expect the TCJA to have a material impact on the Company’s estimates of future tax liabilities.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 11 – Liabilities Subject to Compromise

The Company has excluded from these Balance Sheets any estimates of the unresolved claims to be allowed, as the majority of these claims are subject to litigation. As a result, the estimates as of December 31, 2017 for unresolved claims to be allowed, excluding post-petition interest, were reduced in these Balance Sheets by approximately $331 million, primarily related to LBHI.

The table below presents the Allowed Claims activity by Debtor and by Class:

$ in millions			Activity during period ended April 5, 2018
Debtor / Class		Allowed Claims at December 31, 2017 (1) (2)	Allowed Claims	Claims Satisfied in Full & Other (3)	Allowed Claims at April 5, 2018 (2) (4)
Lehman Brothers Holdings Inc.
3	Senior Unsecured	$83,744	$—	$—	$83,744
4A	Senior Affiliate Claims	58,816	—	—	58,816
4B	Senior Affiliate Guarantee	10,991	—	—	10,991
5	Senior Third-Party Guarantee	32,787	—	(795)	31,991
7	General Unsecured	3,418	2,392	(0)	5,809
8	Affiliate Claims	502	—	(5)	498
9A	Third Party Guarantee Claims other than of the RACERS Trusts	19,151	—	—	19,151
9B	Third Party Guarantee Claims of the RACERS Trusts	1,948	—	—	1,948
10A	Subordinated Class 10A Claims	3,399	—	—	3,399
10B	Subordinated Class 10B Claims	10,330	—	—	10,330
10C	Subordinated Class 10C Claims	1,493	—	—	1,493

	Total	$226,579	$2,392	$(800)	$228,171
Lehman Commercial Paper Inc.
4A	General Unsecured Claims other than those of Designated Entities	$1,539	$—	$—	$1,539
4B	General Unsecured Claims of Designated Entities	5,230	—	—	5,230
5A	Affiliate Claims of LBHI	13,738	—	—	13,738
5B	Affiliate Claims of Participating Subsidiary Debtors	5	—	—	5
5C	Affiliate Claims other than those of Participating Subsidiary Debtors	5,127	—	—	5,127

	Total	$25,639	$—	$—	$25,639
Lehman Brothers Special Financing Inc.
4A	General Unsecured Claims other than those of Designated Entities	$19,474	$—	$(0)	$19,474
4B	General Unsecured Claims of Designated Entities	1,948	—	—	1,948
5A	Affiliate Claims of LBHI	15,173	—	—	15,173
5B	Affiliate Claims of Participating Subsidiary Debtors	522	—	—	522
5C	Affiliate Claims other than those of Participating Subsidiary Debtors	1,689	—	—	1,689

	Total	$38,805	$—	$(0)	$38,804
Lehman Brothers Commodity Services Inc.
4	General Unsecured Claims	$2,087	$—	$—	$2,087
5A	Affiliate Claims of LBHI	918	—	—	918
5B	Affiliate Claims of Participating Subsidiary Debtors	—	—	—	—
5C	Affiliate Claims other than those of Participating Subsidiary Debtors	20	—	—	20

	Total	$3,025	$—	$—	$3,025
BNC Mortgage LLC
3	General Unsecured Claims	$3	$—	$—	$3
4A	Affiliate Claims of LBHI	—	—	—	—
4B	Affiliate Claims other than those of LBHI	1	—	—	1

	Total	$4	$—	$—	$4
Structured Asset Securities Corporation
3	General Unsecured Claims	$19	$1	$—	$20
4A	Affiliate Claims of LBHI	469	—	—	469
4B	Affiliate Claims other than those of LBHI	0	—	—	0

	Total	$489	$1	$—	$489

(1)	The table below presents a reconciliation of the amounts of Allowed Claims per the Balance Sheets at December 31, 2017 to the Allowed Claims by class at December 31, 2107 per the above schedule:

$ in billions	LBHI	LCPI	LBSF	Other Debtors	Total Debtors
Total Allowed Claims per the Balance Sheets as of December 31, 2017	$241.0	$29.9	$42.0	$8.4	$321.2
Claims Satisfied in Full and Other	(14.5)	(0.1)	(0.2)	(4.0)	(18.8)
Intercompany Funding Adjustment	—	(4.1)	(2.9)	(0.8)	(7.9)

Total Allowed Claims per schedule above as of December 31, 2017	$226.6	$25.6	$38.8	$3.6	$294.6

(2)	Represents claims that were eligible for distributions.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 11 – Liabilities Subject to Compromise (continued)

(3)	Represents allowed claims that were satisfied in full primarily through the combination of distributions from the primary obligor and guarantee distributions from LBHI. If an Allowed Guarantee Claim receives Distributions from LBHI combined with distributions or other consideration provided on account of the corresponding Primary Claim that exceed the amount of the Allowed Guarantee Claim, LBHI reserves the right to recover Distributions from LBHI in excess of the Allowed Guarantee Claim (“Prior Guarantee Distributions”). The Company has included its estimates for recoveries of Prior Guarantee Distributions from Non-Controlled Affiliates in the Post-D15 Cash Flow Estimates as Recoveries from Non-Controlled Affiliates. LBHI will continue to monitor Allowed Guarantee Claims that may become satisfied through subsequent distributions. This column also includes previously allowed claims that have been reclassified or withdrawn.

(4)	LBHI is the holder of Allowed Claims against itself of approximately $21.1 billion, including: $1.2 billion of Class 3 Claims, $15.9 billion of Class 4A Claims, $0.4 billion of Class 4B Claims, $0.6 billion of Class 7 Claims, $1.0 billion of Class 9A Claims, and $1.9 billion of Class 9B Claims.

The table below presents the remaining Disputed Claims by Debtor, by Class and by Primary Obligor as of April 5, 2018:

				$ in millions
Debtor/Class		Total Number of Filed Claims	Number of Unliquidated Claims	Total Filed Amount	Estimate of Disputed Claims for Reserve Purposes (2)	Total Cash Reserves for Disputed Claims
Lehman Brothers Holdings Inc.
	Administrative	4	4	$—	$—	$—
1	Priority Non-Tax	1	1	—	—	—
2	Secured	3	3	6	—	—
4A	Senior Affiliate Claims	1	1	—	—	—
5	Senior Third-Party Guarantee (1)
	LB UK Capital Funding II	1	—	0	0	0
	LBIE	1	—	8	5	0
7	General Unsecured	4	2	1,115	163	28
9A	Third Party Guarantee other than of the RACERS Trusts (1)
	LBCS	2	—	72	72	6
	LBF	2	1	62	62	5
	LBIE	95	1	1,944	1,143	48
	LBSF	53	39	1,090	929	76

	Total	167	52	4,298	2,374	163

Lehman Brothers Special Financing Inc.
	Administrative	2	2	$—	$—	$—
4A	General Unsecured Claims other than those of Designated Entities	53	26	1,085	924	363

	Total	55	28	$1,085	$924	$363

Lehman Brothers Commercial Corporation
4	General Unsecured Claims	2	—	$29	$29	$32

	Total	2	—	$29	$29	$32

BNC Mortgage LLC
3	General Unsecured Claims	8	2	$27	$27	$—

	Total	8	2	$27	$27	$—

Structured Asset Securities Corporation
	Administrative	1	1	$—	$—	$—
3	General Unsecured Claims	1	—	928	—	—

	Total	2	1	$928	$—	$—

Lehman Brothers Commodity Services Inc.
4	General Unsecured Claims	2	—	$72	$72	$68

	Total	2	—	$72	$72	$68

(1)	The Disputed Claim is the result of a direct obligation of the Debtor or a guarantee related to the primary obligor.

(2)	Certain Claims have been estimated at less than filed amounts, as agreed to through a stipulation or settlement agreement or pursuant to Court order and does not include estimates for unliquidated Claims.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 11 – Liabilities Subject to Compromise (continued)

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Fifteenth Plan Distribution

On April 5, 2018, the Debtors made their fifteenth Plan Distribution to creditors. The Company distributed to creditors approximately $2.6 billion, of which approximately $2.3 billion was distributed on account of claims owned or formerly owned by third party creditors. The $2.3 billion includes approximately $33 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the D15 record date.

Distributions through April 5, 2018

Through D15, the Debtors have made distributions to creditors totaling $124.6 billion, of which $92.2 billion were payments on account of claims owned or formerly owned by third party creditors.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 12 – Legal Proceedings

The Company is involved in or will be impacted by a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters, including the proceedings listed below. The Company is unable at this time to determine the financial impact such proceedings may have on any potential recoveries or liabilities. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Affirmative litigations:

Counterparty	Debtor(s)	Commenced	Court	Court Reference	Most Recent Disclosure
Mortgage Sellers	LBHI	Various	Various	Various	(a)

Bank of America National Association et al. (“SPV Avoidance Actions”)	LBSF	September 2010	Bankruptcy Court	10-03547 (SCC)	(b)

Credit Suisse Group AG	LBHI, LBSF LBCS, LBCC	November 2013	Bankruptcy Court	13-01676 (SCC)	(c)

Ballyrock ABS CDO 2007-1 Limited Wells Fargo Bank N.A. (“Ballyrock Litigation”)	LBSF	February 2009	Bankruptcy Court	09-01032 (SCC)	March 31, 2012 Balance Sheets - Docket No. 29731
Other litigations:

Counterparty	Controlled Entities Party to Litigation	Debtor(s) Potentially Impacted by Litigation	Court	Most Recent Disclosure
ECAPs	LBHI SLP3	LBHI	UK Court Bankruptcy Court	(d)

Lehman Brothers International (Europe) (in administration) (“LBIE Waterfall Applications”)	LBHI	LBHI LBCS LCPI	Not applicable	(e)

Guarantee Claims For Which LBIE Is The Primary Obligor	LBHI	LBHI	Bankruptcy Court	(f)

LBIE Other	None	LBHI	Various	(g)

LBF Guarantee - Tschira	None	LBHI	Swiss Court UK Court	(h)

LBF Guarantee - Enasarco	None	LBHI	Swiss Court	(i)

Stender	None	LCPI	United States Court of Appeals for the Tenth Circuit	(j)

RMBS Trustees’ Claims	LBHI SASCO	LBHI	Bankruptcy Court	(k)

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 12 – Legal Proceedings (continued)

(a)	Mortgage Sellers

On March 31, 2017, a group of mortgage sellers filed a Motion to Dismiss for lack of subject matter jurisdiction and improper venue. On May 31, 2017, LBHI filed an opposition, and on July 7, 2017, that group of mortgage sellers filed a reply. On August 9, 2017, a group of mortgage sellers also moved to transfer venue. LBHI’s opposition was filed on October 6, 2017. The Bankruptcy Court heard oral arguments on June 12, 2018. The Bankruptcy Court’s decision on the motions is pending.

Refer to the filed Balance Sheets as of October 5, 2017 for previous disclosure.

(b)	SPV Avoidance Actions

On January 24, 2017, the Bankruptcy Court ordered that its June 28, 2016 decision dismissing substantially all of LBSF’s claims be considered a Final Order for purposes of appeal. On February 6, 2017, LBSF filed its Notice of Appeal of the June 28, 2016 decision to the US District Court for the Southern District of New York. On February 27, 2017, the appeal was assigned to District Court Judge Lorna G. Schofield.

On March 14, 2018, Judge Schofield issued an order affirming the Bankruptcy Court’s determination in all respects. LBSF filed a notice of appeal to the Second Circuit Court of Appeals on April 13, 2018; LBSF’s appellate brief was filed on July 26, 2018.

Refer to the filed Balance Sheets as of June 30, 2017 for previous disclosure.

(c)	Credit Suisse Group AG

On November 6, 2013, LBHI, LBSF, LBCS and LBCC (collectively, “Plaintiffs”) filed an Adversary Complaint and Objection to Claims (“Complaint”) in the Bankruptcy Court, which was subsequently amended on March 17, 2017, against Credit Suisse AG, Credit Suisse International, Credit Suisse Energy LLC, Credit Suisse Securities (Europe) Ltd., and Credit Suisse Loan Funding LLC. (collectively, “Defendants”), captioned Lehman Brothers Holdings Inc. et al. v. Credit Suisse, et al. (In re Lehman Brothers Holdings Inc.), Adv. No. 13-01676 (JMP), Ch. 11 Case No. 08- 013555 (JMP) (the “Adversary Proceeding”).

On June 12, 2018, Plaintiffs and Defendants entered into a Settlement Agreement (the ”CS Settlement”) resolving the Adversary Proceeding and allowing Defendants claims of (i) $385 million in the aggregate against primary obligors LBSF, LBCC and LBCS, and (ii) claims of $364 million against LBHI as guarantor, and filed a motion in the Bankruptcy Court for approval of the CS Settlement (“9019 Motion”). On July 25, 2018, the Bankruptcy Court entered an order approving the CS Settlement.

Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure.

(d)	ECAPS

Prior to the Commencement Date, the Company raised approximately $2 billion through the issuance in the UK of Enhanced Capital Advantaged Preferred Securities (“ECAPS”). The ECAPS were issued via five UK funding partnerships: Lehman Brothers UK Capital Funding LP, Lehman Brothers UK Capital Funding II LP and Lehman Brothers UK Capital Funding III LP, (“ECAPS I-III”), and Lehman Brothers UK Capital Funding IV LP and Lehman Brothers UK Capital Funding V LP.

Lehman Brothers Holdings PLC (“PLC”) issued subordinated notes to ECAPS I-III of approximately €1 billion. PLC as borrower also entered into subordinated debt agreements with Lehman Brothers UK Holdings Limited as lender. LBHI2 issued subordinated notes which are held by Lehman Brothers Holdings Scottish LP 3. LBHI2 as borrower also entered into subordinated debt agreements with PLC as lender.

On March 16, 2018, the Joint Administrators of PLC and LBHI2 each made an application to the High Court in England to seek, among other things, its determination of issues of priority in respect of potential distributions to the holders of the subordinated debts described above. The determinations of that court will have an impact on potential recoveries to LBHI. The court scheduled a case management conference on or around July 23, 2018.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 12 – Legal Proceedings (continued)

The ECAPS documents provide for LBHI to substitute preferred stock in LBHI for the ECAPS under certain circumstances. On June 7, 2018, a hearing took place before the Bankruptcy Court following a motion from LBHI seeking to issue preferred stock. The Bankruptcy Court has not ruled on the motion. The ability of LBHI to substitute preferred stock for the ECAPS will have an impact on potential recoveries to LBHI.

For further information please refer to:

www.pwc.co.uk/services/business- recovery/administrations/non-lbie-companies/lbh- plc-in-administration.html and

www.pwc.co.uk/services/business- recovery/administrations/non-lbie-companies/lbhi2- limited-in-administration.html

(e)	LBIE Waterfall Applications

On October 24, 2017 the UK Court of Appeal issued its judgment on the Waterfall II Parts A and B appeals. Among other things, the Court of Appeal held that (i) the rule in Bower v Marris does not apply to the calculation of statutory interest, such that dividends should be allocated first to the payment of principal and then to the reduction of statutory interest; (ii) where statutory interest is calculated at the “rate applicable to the debt apart from the administration” and such rate is a compounding rate, compounding stops when a creditor has been paid 100p in £ (even if the interest remains unpaid); (iii) creditors are not entitled to interest, damages or other form of compensation for the time taken for statutory interest to be paid; and (iv) interest on contingent debts accrues from the administration date.

In an announcement dated December 22, 2017, LBIE proposed a full and final settlement in respect of surplus entitlements and the payment of statutory interest, which would also have the effect of settling remaining Waterfall litigation matters, including a potential appeal of Waterfall II A to the Supreme Court and the hearing of Waterfall II Part C before the Court of Appeal.

A scheme of arrangement presented by LBIE’s Joint Administrators was sanctioned on June 18, 2018 in the High Court, paving the way for the distribution of the approximately GBP 8 billion surplus. LBIE’s creditors have already had their principal claims repaid in full. The scheme will end the litigation between the parties, stop further claims, introduce a bar date and determine a process for the certification of claims to interest above 8%. Further, the scheme will formulate the framework for the payment of creditors’ entitlements to statutory interest.

Refer to the filed Balance Sheets as of December 31, 2017 for previous disclosure.

(f)	Guarantee Claims For Which LBIE Is The Primary Obligor

On July 10, 2018, LBHI filed a motion to have the Bankruptcy Court determine whether payments that will be made by LBIE pursuant to its scheme should be counted as “consideration” by a Primary Obligor on the Primary Claims underlying the remaining Guarantee Claims held by affiliates of Deutsche Bank A.G. (“DB”) and Attestor Value Master Fund L.P. (“Attestor”) [ECF No. 58381].

LBHI previously filed an objection to disallow six, LBIE-based, prime-brokerage-related Guarantee Claims seeking $118 million filed by funds related to Maverick Capital Ltd (“Maverick”) [ECF No. 53107]. On March 24, 2017, the Bankruptcy Court granted LBHI’s objection, disallowed Maverick’s claims, and ruled that Maverick could not amend its proofs of claim to assert direct (as opposed to guarantee) liability against LBHI [ECF No. 55346]. Maverick appealed that decision to the United States District Court for the Southern District of New York. The appeal was fully briefed by October 10, 2017. A decision remains pending [Case No. 17-cv-4203].

LBHI also previously filed an objection to disallow the LBIE-based Guarantee Claim filed by SRM Global Master Fund Limited Partnership (“SRM”) for $305 million [ECF No. 53215]. SRM filed a response [ECF No. 53250], LBHI filed a reply [ECF No. 53515], and on July 28, 2017, the Bankruptcy Court conducted a sufficiency hearing. The Bankruptcy Court directed the parties to a mediation, which occurred in February 2017, and failed to lead to a resolution. The Bankruptcy Court conducted a status conference on October 23, 2017, following its ruling on the Maverick claims. To date, the Bankruptcy Court has not ruled on the objection to SRM’s claim.

The Company believes substantially all other remaining LBIE-based Guarantee Claims will be resolved upon implementation of the LBIE Scheme and LBHI will not have to reserve or make a distribution on account of any such claims.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note	12 – Legal Proceedings (continued)

(g) LBIE Other

The outcome of the following litigations may impact LBHI’s potential recoveries indirectly from LBIE:

German Tax

The German public prosecutor, on behalf of German tax authorities, has begun an inquiry into certain tax transactions (known as “cum/ex trades”) allegedly involving LBIE prior to LBIE’s administration, as part of an industry-wide review. LBIE has stated that this investigation could result in new senior and/or non-provable claims asserted against it. For further information please refer to:

https://www.pwc.co.uk/services/business-recovery /administrations/lehman/lehman-brothers-international -europe-in-administration-joint-administrators-nineteenth -progress-report-10-april-2018.html.

U.K. Withholding Tax

On December 19, 2017, the UK Court of Appeal held that payments of statutory interest are subject to withholding tax of up to 20% for UK non-residents. In April 2018, LBHI requested that the UK Her Majesty’s Revenue and Customs (“HMRC”) confirm LBHI’s eligibility to avail itself of the benefits of the US-UK Double Tax Convention, such that distributions of statutory interest to LBHI would not be subject to withholding tax. LBHI has not yet received confirmation from HMRC on the treaty application. On May 15, 2018, the UK Supreme Court granted LBIE permission to appeal the Court of Appeal ruling. The hearing has not yet been listed.

AG Financial Products Inc.

On November 28, 2011, LBIE sued AG Financial Products Inc. (“AGR”), an affiliate of Assured Guaranty Corp., which in the past had provided credit protection to counterparties under credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the “New York Supreme Court”), alleged that AGR improperly terminated nine credit derivative transactions between LBIE and AGR and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGR. LBIE asserted in the complaint that AGR owes LBIE a termination payment of approximately $1.4 billion. On March 15, 2013, the New York Supreme Court granted AGR’s motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGR’s motion to dismiss the counts relating to the remaining 28 transactions. On July 2, 2018, New York Supreme Court ruled on AGR’s motion for summary judgment on the two remaining causes of action asserted by LBIE, which allege that AGR breached (i) the agreements governing the transactions with LBIE and (ii) the implied covenant of good faith and fair dealing when it terminated the 28 transactions. The New York Supreme Court dismissed LBIE’s allegation with respect to the breach of the implied covenant of good faith and fair dealing but found that there is a genuine question of fact as to the reasonableness and good faith of AGR’s calculation of its loss, and so LBIE may proceed with its claim against AGR for breach of contract.

For further information please refer to:

https://www.pwc.co.uk/services/business-recovery /administrations/lehman/lehman-brothers-international -europe-in-administration-joint-administrators-nineteenth -progress-report-10-april-2018.html.

(h)	LBF Guarantee - Tschira

Entities of the late Klaus Tschira (“KT”) v Lehman Brothers Finance SA (“LBF”) is a dispute regarding the valuation of terminated derivative transactions, among other things the appropriate valuation date. LBF argues September 15, 2008 is the appropriate date, which would result in €186 million payable plus interest by KT to LBF, per LBF’s calculations. KT argues that October 16, 2008, is the appropriate date, resulting in a claim of €437 million against LBF, per KT’s calculations.

In April 2013, LBF formally rejected KT’s claim in Switzerland and KT objected, and subsequently commenced litigation in the Swiss Courts which is still pending. In August 2013, LBF commenced proceedings in the UK (as the derivatives transactions are governed by UK law) to pursue its receivable plus interest. In February 2017, the UK initial hearing concluded; however, no decision has yet been rendered. The outcome of this litigation may impact LBHI’s potential recoveries from its claim against LBF.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 12 – Legal Proceedings (continued)

(i)	LBF Guarantee - Enasarco

Enasarco v LBF is a dispute regarding the appropriate valuation of a terminated derivative transaction. Enasarco filed a claim of CHF 67 million against LBF based on the loss incurred on the replacement of their derivative trade. The replacement trade was executed several months after the termination date of the original trade with LBF. LBF argued, among other things, that Enasarco had an obligation to value the trade as of the Early Termination Date, which would have resulted in a receivable to LBF, but in any event by a date earlier than used by Enasarco. LBF pursued the receivable in the UK, and lost. LBF was denied appeal in the UK. In Switzerland, LBF rejected Enasarco’s claim and Enasarco objected, thereby commencing the Swiss litigation which is still pending.

The outcome of this litigation may impact LBHI’s potential recoveries from its claim against LBF.

(j)	Stender

As part of the Company’s 2012 sale of its interests in Archstone Enterprise LP (“Archstone”) to Equity Residential and AvalonBay Communities, Inc. (the “Buyers”) (the “Archstone Sale”), the Company agreed to indemnify the Buyers from and against certain losses, including those (if any) arising out of the “Stender Lawsuit.”

The Stender Lawsuit was filed in November 2007 against the Company and certain Archstone-related entities, trustees and officers (the “Defendants”) by a purported class of unitholders in the Archstone-Smith Operating Trust (“ASOT”) (the “Plaintiffs”) alleging breach of unspecified agreements and breaches of fiduciary duty. In September 2008, the court dismissed all claims except insofar as the breach of contract claim alleged a breach of a tax protection agreement included in the ASOT’s Declaration of Trust (“DOT”).

Following an arbitration process, the arbitrator ruled that Archstone did not breach the tax protection agreement, and this decision was subsequently confirmed by the court. Plaintiffs thereafter filed an amended complaint. In October 2014, the court granted the Defendants’ motion to dismiss part of the claim. After fact discovery, Defendants moved for summary judgment on all remaining claims.

In August 2017, the court granted Defendants’ motions in full. In September 2017, Plaintiffs appealed to the United States Court of Appeals for the Tenth Circuit. The appeal is fully briefed and remains pending before the Tenth Circuit.

The outcome of this litigation may impact the Company’s indemnity obligations to the Buyers.

(k)	RMBS Trustees’ Claims

On July 6, 2017, the Bankruptcy Court approved the RMBS Trust Settlement Agreement (the “Proposed Settlement Agreement”) between the Company and a group of fourteen (14) institutional investors holding significant amounts of Lehman-issued residential mortgage-backed securities. Under the Proposed Settlement Agreement, the Company requested that the claims related to the accepting covered RMBS trusts be estimated and allowed at $2.38 billion. Hearings began on November 20, 2017 and concluded on February 9, 2018.

On March 8, 2018, the Bankruptcy Court issued its ruling in the Estimation Proceeding granting the Plan Administrator’s request to estimate the Trustees’ claims at $2.38 billion.

Refer to the filed Balance Sheets as of December 31, 2017 for previous disclosure.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 5, 2018

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company
Assets
Assets
Cash and short-term investments	$31	$14	$4	$1	$0	$0	$0	$4	$—	$10	$64	$95	$159
Cash and short-term investments pledged or restricted	402	424	72	36	1	0	0	16	—	6	957	32	989

Financial instruments and other inventory positions:
Commercial Real Estate	(0)	0	—	—	—	—	—	48	—	—	48	12	59
Residential Real Estate and Other	11	—	—	—	—	—	—	15	—	—	26	0	26
Principal investments	3	—	—	—	—	—	—	0	—	—	3	85	88
Derivative Receivables and Related Assets	—	67	—	—	—	—	—	—	—	—	67	0	67

Total Financial instruments and other inventory positions	13	67	—	—	—	—	—	63	—	—	144	97	241

Receivables from Debtors and Debtor-Controlled Entities and other assets	375	9	(0)	42	0	—	—	0	—	4	430	92	522

Investments in Affiliates:										—
Controlled Entities	(26,953)	(6)	—	—	—	—	—	(49)	—	136	(26,872)	(18,889)	(45,761)
Non-Controlled Affiliates	78	—	—	—	—	—	—	—	—	—	78	—	78

Due from Affiliates:
Debtors and Debtor- Controlled Entities	19,555	362	—	—	—	—	—	6,720	—	—	26,637	0	26,637
Non-Controlled Affiliates	17,198	679	102	147	—	—	—	134	—	—	18,260	1,246	19,506

Total Due from Affiliates	36,753	1,041	102	147	—	—	—	6,854	—	—	44,897	1,246	46,142

Total Assets	$10,700	$1,549	$178	$226	$1	$0	$0	$6,888	$—	$155	$19,698	$(17,326)	$2,372

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$103	$14	$1	$1	$0	$0	$0	$55	$—	$8	$183	$86	$269

Due to Affiliates:
Debtor-Controlled Entities	$0	—	—	—	—	—	—	—	—	—	0	9,642	9,642
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	28	28

Total Due to Affiliates	0	—	—	—	—	—	—	—	—	—	0	9,669	9,669

Taxes Payable	132	—	3	0	—	—	0	5	—	—	140	2	142
Liabilities Subject to Compromise	139,385	22,856	180	1	(0)	—	—	4,495	—	58	166,975	0	166,975

Total Liabilities	139,620	22,870	184	3	0	0	0	4,554	—	66	167,297	9,757	177,055

Stockholders’ Equity	(128,921)	(21,321)	(6)	223	1	0	0	2,334	—	90	(147,599)	(27,084)	(174,683)

Total Liabilities and Stockholders’ Equity	$10,700	$1,549	$178	$226	$1	$0	$0	$6,888	$—	$155	$19,698	$(17,326)	$2,372

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Other Debtor’s Balance Sheets are presented on page 34.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 35.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 5, 2018 (Certain Other Debtors)

(Unaudited)

($ in millions)	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	BNC Mortgage LLC 09-10137	Other Debtors (1)
Assets
Cash and short-term investments	$0	$—	$—	$—	$10	$10
Cash and short-term investments pledged or restricted	4	—	—	—	2	6

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—
Residential Real Estate and Other	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—

Total Financial instruments and other inventory positions	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	—	0	2	2	—	4

Investments in Affiliates	—	—	136	—	—	136

Due from Affiliates:
Debtors and Debtor- Controlled Entities	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	0

Total Due from Affiliates	—	—	—	—	—	—

Total Assets	$4	$0	$137	$2	$12	$155

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$4	$0	$2	$—	$2	$8

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—

Taxes Payable	—	—	—	—	—	—
Liabilities Subject to Compromise	55	—	—	—	3	58

Total Liabilities	58	0	2	—	5	66

Stockholders’ Equity	(54)	0	135	2	7	90

Total Liabilities and Stockholders’ Equity	$4	$0	$137	$2	$12	$155

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 5, 2018 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$0	$2	$1	$49	$1	$0	$1	$1	$41	$—	$95
Cash and short-term investments pledged or restricted	(0)	0	9	2	—	—	0	—	22	—	32

Financial instruments and other inventory positions:
Commercial Real Estate	—	3	—	—	(0)	(0)	7	—	2	—	12
Residential Real Estate and Other	—	0	0	—	—	—	—	—	—	—	0
Principal investments	0	—	16	—	—	—	0	—	69	—	85
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	0	—	0

Total Financial instruments and other inventory positions	0	3	16	—	(0)	(0)	7	—	70	—	97

Receivables from Debtors and Debtor-Controlled Entities and other assets	1	0	3	70	0	0	1	—	42	(25)	92

Investments in Affiliates	(24,679)	2	—	7	—	0	89	—	(0)	5,693	(18,889)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	45	—	319	—	—	(0)	392	—	3	(759)	0
Non-Controlled Affiliates	0	—	0	—	—	7	26	302	910	—	1,246

Total Due from Affiliates	45	—	319	—	—	7	418	302	914	(759)	1,246

Total Assets	$(24,633)	$8	$348	$127	$1	$7	$516	$303	$1,089	$4,908	$(17,326)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1	$2	$6	$43	$0	$0	$6	$0	$268	$(240)	$86

Due to Affiliates:
Debtor-Controlled Entities	2,108	—	2,696	57	—	830	3,028	167	1,516	(759)	9,642
Non-Controlled Affiliates	—	—	1	—	—	—	0	—	26	—	28

Total Due to Affiliates	2,108	—	2,697	57	—	830	3,028	167	1,542	(759)	9,669

Taxes Payable	—	—	2	—	—	—	—	—	—	—	2
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	2,109	2	2,706	100	0	830	3,034	167	1,809	(999)	9,757

Stockholders’ Equity	(26,742)	6	(2,358)	27	1	(823)	(2,517)	136	(720)	5,908	(27,084)

Total Liabilities and Stockholders’ Equity	$(24,633)	$8	$348	$127	$1	$7	$516	$303	$1,089	$4,908	$(17,326)

See accompanying Notes to Blance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc. is reflected on a consolidated basis:
- excluding (i) separately reported wholly-owned subsidiaries that are Debtor entities (e.g. LCPI, LBSF and East Dover Ltd) and (ii) separately reported Debtor-Controlled Entities and their direct subsidiaries (e.g. 314 Commonwealth Ave Inc., Property Asset Management Inc., and Pami ALI LLC), and
- including wholly owned subsidiaries of LCPI (e.g. LCPI Properties Inc.).
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

IV. Post-Fifteenth Distribution Cash Flow Estimates

(i) Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D15 Cash Flow Estimates”) were prepared to update the Post-Thirteenth Distribution Cash Flow Estimates filed November 29, 2017 (the “Post-D13 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) until the Company’s activities are fully resolved.

These Post-D15 Cash Flow Estimates include an estimate of expenses to be paid through final termination of the Company on such matters as asset disposition, litigation and disputed claims resolution, administrative wind-down, and related activities. These estimates also include the estimated costs of a small subset of the Company’s current staff committed to stay for many years, if necessary, to oversee the resolution of remaining matters and residual wind down activities. These estimates are subject to ongoing review and revision.

The Company cannot definitively specify a date for the final termination of its activities, as future expenses and distributions are dependent in large measure on the resolution of various legal matters involving the Company and its Non-Controlled Affiliates. (See Litigation below.) The remaining legal matters require resolution in the United States, as well as multiple foreign jurisdictions, including the United Kingdom, France, Switzerland, Germany, India, Spain and Australia. The timing for achieving final administrative or judicial resolution of these legal issues is uncertain.

All cash flows in these Estimates are presented on an undiscounted basis.

Key Assumptions

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations and involvement on creditors’ committees.

The Company’s estimates for recoveries from Non-Controlled Affiliates include estimates for recoveries related to LBIE and the Joint Venture (see Note 8(c) for additional information), as well as estimated recoveries from other Non-Controlled Affiliates in Europe and Asia.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of future recoveries from Non-Controlled Affiliates is uncertain.

Litigation

The Company is involved directly and/or indirectly in numerous litigations in non-U.S. jurisdictions that will impact its recoveries from Non-Controlled Affiliates. With respect to recoveries from Non-Controlled Affiliates, these estimates incorporate the Company’s current assumptions regarding the resolution of these matters.

In addition, the Company has certain litigation pending in U.S. courts which may result in potential recoveries to the Company (“Affirmative Litigations”), the largest of which are described in Note 12 in the Notes to the Balance Sheets. For the purpose of these Post-D15 Cash Flow Estimates, potential recoveries from Affirmative Litigations are not included, unless the Company has reached agreements in principle with the corresponding counterparties.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Key Assumptions (continued)

Intercompany Recoveries Among Controlled Entities

The Post-D15 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

• Allowed Claims as of April 5, 2018, and estimated unresolved third party claims to be allowed;

• Equity distributions from Debtors and Debtor-Controlled Entities.

Reporting of Claim Assignments

As part of the Company’s planned operational wind down and legal entity dissolution process, the Company has assigned and will continue to assign claims among Controlled Entities, typically from a subsidiary entity to a parent entity, with no resulting economic effect on overall recoveries. These assignments are reflected in the “Transfers, Reclassifications, Adjustments” column in the tables herein. For claim assignments in which Debtor entities are assigned claims against themselves (i.e., when LBHI is assigned a claim against LBHI), the receivables and payables are netted in the Balance Sheets and similarly offset herein.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

(ii) Debtors and Debtor-Controlled Entities Schedules

LBHI

($ in millions)	Post-D13 Cash Flow Estimates	Less: Cash Activity 10/6/17 - 4/5/18	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D15 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$—	$(0)	$0	$—	$—
Residential Real Estate and Other	3	(14)	21	—	11
Private Equity / Principal Investments	3	(3)	4	—	3
Derivatives	—	—	—	—	—
Other	2,263	(1,996)	56	7	330

Sub-Total - Net Receipts	$2,268	$(2,014)	$82	$7	$344

Recoveries From Non-Controlled Affiliates
Europe	$983	$(82)	$414	$197	$1,511
Asia	442	(81)	3	(209)	155

Sub-Total - Recoveries From Non-Controlled Affiliates (b)	$1,425	$(163)	$417	$(12)	$1,667

Operating Expenses	$(190)	$69	$(17)	$—	$(137)

Incentive Fees	$(157)	$107	$(6)	$—	$(57)

Total Cash From Operations (CFO)	$3,346	$(2,001)	$476	$(5)	$1,816

Pre-Petition Intercompany Receipts from Controlled Entities (c)	1,145	(914)	385	6	623
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(961)	910	18	—	(33)
Investments in Affiliates (d)	616	(347)	599	—	868
Total CFO + Other Receipts	$4,147	$(2,352)	$1,478	$2	$3,274

(a)	Transfers, Reclassifications and Adjustments primarily include the sale from Lehman Brothers Japan Inc., a Non-Controlled Affiliate, to LBHI of claims against Non-Controlled Affiliates in Europe.

(b)	The Company estimates that LBHI will collect approximately $1.7 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 68% will be collected from LBF, LBIE, and Thayer Properties Limited.

(c)	The Company estimates that LBHI will receive approximately $0.6 billion, including (i) $0.4 billion from Debtor-Controlled Entities, primarily Luxembourg Finance S.a.r.l., and LB I Group, which collectively represent approximately 86% of the aggregate receipts from Debtor-Controlled Entities, and (ii) $0.1 billion and $0.1 billion from LBSF and LCPI, respectively.

(d)	The Company estimates that LBHI will receive approximately $0.9 billion, primarily from Lehman Brothers Holdings Scottish LP 2.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

LCPI

($ in millions)	Post-D13 Cash Flow Estimates	Less: Cash Activity 10/6/17 - 4/5/18	Recovery Value Change	Transfers, Reclassifications, Adjustments		Post-D15 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$59	$(12)	$0	$		$48
Residential Real Estate and Other	12	(10)	13		—	15
Private Equity / Principal Investments	3	(3)	0		—	—
Derivatives	—	—	—		—	—
Other	—	(0)	0		—	—

Sub-Total - Net Receipts	$75	(24)	13		$—	$63

Recoveries From Non-Controlled Affiliates	—	—	—		—	—
Europe	$1	$—	$0		$—	$1
Asia	0	—	0		—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$1	$—	$1		$—	$2

Operating Expenses	$(9)	4	$(1)		$—	$(7)

Incentive Fees	$(30)	26	$(1)		$—	$(5)

Total Cash From Operations (CFO)	$36	5	$11		$—	$53

Pre-Petition Intercompany Receipts from Controlled Entities (a)	656	(669)	58		46	91
Net Post-Petition Intercompany Receipts from /(Payables to) Controlled Entities	(524)	476	(2)			(50)
Investments in Affiliates	6	(1)	(0)			5
Total CFO + Other Receipts	$174	$(188)	$66		$46	$98

(a)	The Company estimates that LCPI will receive approximately $0.1 billion, primarily from LBHI.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

LBSF

($ in millions)	Post-D13 Cash Flow Estimates	Less: Cash Activity 10/6/17 - 4/5/18	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D15 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—
Residential Real Estate and Other	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—
Derivatives	56	(53)	65	—	67
Other	23	—	(16)	—	7

Sub-Total - Net Receipts	$79	$(53)	$49	$—	$75

Recoveries From Non-Controlled Affiliates
Europe (a)	$26	$(13)	$3	$—	$16
Asia	0	—	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$26	$(13)	$3	$—	$16

Operating Expenses	$(52)	$20	$(0)	$—	$(32)

Incentive Fees	$(22)	$20	$(3)	$—	$(5)

Total Cash From Operations (CFO)	$31	$(26)	$49	$—	$54

Pre-Petition Intercompany Receipts from Controlled Entities	72	(87)	28	—	12
Net Post-Petition Intercompany Receipts from /(Payables to) Controlled Entities	311	(311)	(14)	—	(14)
Investments in Affiliates	—	—	—	—	—
Total CFO + Other Receipts	$414	$(425)	$63	$—	$52

(a)	LBSF collected $13 million during the period between October 6, 2017 and April 5, 2018, and the Company estimates that LBSF will collect an additional $16 million from LBT.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Other Debtors

($ in millions)	LOTC	LBCC	LBCS	LBFP	Merit	LBDP	Other Debtors	Total Other Debtors
POST-D15 CASH FLOW ESTIMATES
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—	$—
Residential Real Estate and Other	—	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—	—
Derivatives	—	—	—	—	—	—	—	—
Other	0	0	0	0	—	—	—	1

Sub-Total - Net Receipts	$0	$0	$0	$0	$—	$—	$—	$1

Recoveries From Non-Controlled Affiliates
Europe	$—	$—	$4	$—	$—	$—	$—	$4
Asia	—	1	—	—	—	—	—	1

Sub-Total - Recoveries From Non-Controlled Affiliates	$—	$1	$4	$—	$—	$—	$—	$4

Operating Expenses	$(0)	$(2)	$(2)	$(0)	$—	$(0)	$(0)	$(4)

Incentive Fees	$(0)	$(1)	$(1)	$(0)	$—	$(0)	$(0)	$(2)

Total Cash From Operations (CFO)	$(0)	$(2)	$1	$(0)	$—	$(0)	$(0)	$(2)

Pre-Petition Intercompany Receipts from Controlled Entities	$—	$—	$—	$—	$—	$—	$0	$0
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities (a)	(0)	40	(4)	(0)	—	(0)	(7)	29
Investments in Affiliates	—	—	—	—	—	—	—	—
Total Post-D15 CFO + Other Receipts	$(1)	$38	$(3)	$(0)	$—	$(0)	$(8)	$27

Cash Activity, 10/6/17 - 4/5/18	$482	$276	$24	$241	$—	$167	$0	$1,190
Transfers, Reclassifications, Adjustments	—	0	2	0	—	—	3	5

Total Post-D15 CFE, including Prior Period Activity	$482	$315	$23	$241	$—	$167	$(5)	$1,221

Total Post-D13 CFE	482	316	22	241	(0)	167	(7)	1,221
Variance, Post-D13 CFE (including Prior Period) vs. Post-D13 CFE	(0)	(1)	0	0	0	(0)	2	1

(a)	Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include an outstanding loan of $42 million from LBCC to LCPI.

Quarterly Financial Report as of April 5, 2018 (Unaudited)

Debtor-Controlled Entities

($ in millions)	Post-D13 Cash Flow Estimates	Less: Cash Activity 10/6/17 - 4/5/18	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D15 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$10	$(1)	$2	$—	$12
Residential Real Estate and Other	—	(1)	1	—	—
Private Equity / Principal Investments	108	(22)	(1)	—	85
Derivatives	0	(0)	0	—	0
Other	49	(21)	(22)	—	7

Sub-Total - Net Receipts	$167	$(44)	$(20)	$—	$104

Recoveries From Non-Controlled Affiliates
Europe	$193	$—	$863	$—	$1,056
Asia	5	(2)	(3)	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates (a)	$198	$(2)	$859	$—	$1,056

Operating Expenses	$(4)	$2	$(2)	$—	$(4)

Incentive Fees	$—	$—	$—	$—	$—

Total Cash From Operations (CFO)	$361	$(43)	$837	$—	$1,155

Pre-Petition Intercompany Receipts from Controlled Entities	89	(39)	(0)	(50)	0
Net Post-Petition Intercompany Receipts from /(Payables to) Controlled Entities (b)	68	—	(0)	—	68
Investments in Affiliates	414	(379)	(30)	—	5
Total CFO + Other Receipts	$932	$(460)	$807	$(50)	$1,228

(a)	The Company estimates that Debtor-Controlled Entities will collect approximately $1.1 billion, primarily from LBHI2.

(b)	The Company estimates that Debtor-Controlled Entities will collect approximately $68 million from LBHI.